Exhibit 99.1

Donald K. Stern, Esq. Appointed to Aegerion

Pharmaceuticals’ Board of Directors

Cambridge, MA, September 18, 2015 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, has appointed Donald K. Stern, Esq., to its Board of Directors, effective immediately. Mr. Stern will serve as a Class III director and will be up for reelection to the Board of Directors in 2016.

David Scheer, Chairman of the Board of Aegerion, said, “One of Aegerion’s fundamental values is a culture focused on compliance in all disciplines. The addition of Don to Aegerion’s Board of Directors reinforces our strong commitment to maintaining a high ethical standard and robust compliance program. With extensive experience as an adviser in corporate and government regulatory compliance, we look forward to Don’s insights to guide Aegerion and help us continue to build and enhance our compliance program.”

Sandford Smith, Chief Executive Officer of Aegerion, said, “Aegerion has consistently maintained a strong focus on compliance, and in a dynamic regulatory environment, we welcome Don’s contributions to bolster our expertise in this important discipline.”

Mr. Stern is Managing Director of Corporate Monitoring & Consulting Services at Affiliated Monitors Inc., a consulting firm providing independent integrity monitoring services and compliance services across a wide range of regulated industries and professions. He is also Of Counsel to Yurko, Salvesen, & Remz, PC, a boutique litigation law firm in Boston.

Mr. Stern was United States Attorney for the District of Massachusetts from 1993 to 2001. He was also the chair of the U.S. Attorney General’s Advisory Committee from 1996 to 1998. Mr. Stern served as the chief legal counsel to Governor Michael S. Dukakis from 1987 to 1990. He also spent seven years (1975-1982) as an assistant attorney general in the Massachusetts Attorney General’s office, where he held several positions, including Chief of the Government Bureau.

Previously, Mr. Stern was a partner at three major law firms, Cooley LLP, Bingham McCutchen LLP, and Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP), where his law practice focused on internal investigations, white collar defense and business litigation. He has extensive experience representing companies and individuals in complex civil, criminal and regulatory matters, with clients across a spectrum of industries, including health care, pharmaceutical, and financial services.

Mr. Stern was an Advisor to President Barack Obama’s Justice Department Transition Team. He currently co-chairs the American Bar Association/DOJ White Collar Liaison Committee, and is a former President of the National Association of Former U.S. Attorneys. He was a liaison to the American Bar Association Task Force on Corporate Monitors.

Mr. Stern has been on the faculty of Boston College Law School and Harvard Law School. He received his LL.M. from the University of Pennsylvania, his J.D. from Georgetown University Law Center, and his B.A. from Hobart College. He also received an honorary LL.D. from the New England School of Law. Mr. Stern is a member of the Board of Directors of Blue Cross and Blue Shield of Massachusetts.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations

(857) 242-5024